CNX Coal Resources LP Announces Results for the First Quarter 2017

PITTSBURGH, PA - May 1, 2017 - CNX Coal Resources LP (NYSE: CNXC) today reported financial and operating results for the quarter ended March 31, 2017.

First Quarter 2017 Results

Highlights of the CNXC first quarter 2017 results include:

•	Cash distribution of $0.5125 per limited partner unit for the first quarter

•	Net income of $14.1 million

•	Adjusted EBITDA[1] improves 70% to $27.9 million, compared to the year-ago period

•	Distribution coverage ratio[1] of 1.2x

•	Leverage ratio improves to 2.15x compared to 2.48x on December 31, 2016

•	Coal sales improve 29% to 1.7 million tons, compared to the year-ago period

•	Average revenue per ton increases by 9%, compared to the year-ago period

•	2017 Adjusted EBITDA[2] guidance increases to $95-$115M

Management Comments

"Despite abnormally soft winter heating demand, the CNXC team delivered very strong operational and financial results during the first quarter of 2017. We were able to achieve near-record sales and production volumes, higher revenue per ton, and solid cost performance." said Jimmy Brock, Chief Executive Officer of CNX Coal Resources GP LLC (the "General Partner"). "The results also reflect the second consecutive quarter of year-over-year earnings growth, strong coverage ratio, and continued reduction in indebtedness, since we completed the acquisition of additional interest in the Pennsylvania mining complex (PAMC) in the third quarter of 2016. I am also pleased to announce that the complex is exceeding the management team's expectations for incremental earnings contribution since the acquisition."

"On the safety front, our central preparation plant continued its excellent performance by working another quarter without an exception. This achievement marks the eighth consecutive exception-free quarter for the plant. The mining operations were also able to improve their safety performance by reducing their number of exceptions by 40% compared to the same period last year. Safety is our top value and we continue to seek further improvement."

Sales & Marketing

In spite of another mild winter, our coal sales improved substantially during the first quarter compared to the year-ago period, as higher natural gas prices and more normal coal inventory levels supported improved demand from our domestic power plant customers. Furthermore, tighter supply/demand fundamentals in the international coal markets also led to increased volumes and pricing for our crossover metallurgical and thermal coal exports.

During the first quarter, sales volumes increased in all three of our primary market areas - domestic thermal, export thermal, and export crossover metallurgical - compared to the year-ago period. Specifically, we posted near-record sales of 1.7 million tons in the first quarter vs. 1.3 million tons in the year-ago period. On the domestic front, Henry Hub spot natural gas prices averaged $3.02/mmBtu for the first quarter, up 51% from the average of $1.99/mmBtu in the year-ago quarter. Moreover, U.S. coal-fired power plant inventories stood at 164 million tons at the beginning of 2017, down 16% from 196 million tons at the beginning of 2016. These factors helped to support solid first quarter shipments of PAMC coal to our domestic thermal coal customers, which were up by about 270 thousand tons year-over-year. On the export front, market conditions were much-improved in the first quarter compared to the year-ago period, with the global coking coal benchmark up by about 250% and the API2 index (for coal delivered into Europe) up by more than 70%. This stronger export pricing drove an increase in our overall revenue per ton, which reached $46.80 in the first quarter, compared to $42.99 for the year-ago period.

The first quarter of 2017 was the second-warmest on record for the lower 48 states. This exerted downward pressure on power prices throughout the quarter, which led to a slowdown in domestic customer shipments and contracting activity during the latter part of the quarter. However, our marketing team continues to work with customers to stay on pace and take advantage of higher natural gas prices that have sustained into the shoulder period. During the first quarter, CNXC was successful in signing an annual contract with a new customer as the end-user looked for an alternative supplier to help transition away from Central Appalachian coal. In the international markets, we continue to ship volumes into the crossover metallurgical coal market, and we increased our first quarter crossover volume by 37% year-over-year. Based on our updated coal sales guidance range, we are approximately 95% contracted for 2017 and 64% contracted for 2018. We believe our contracted position is well-balanced in hedging against market downside risk while allowing us to continue to build out the portfolio strategically and opportunistically as the market evolves.

Looking forward, there is a growing consensus that increasing natural gas exports and modestly increasing domestic demand will tighten the supply/demand balance and drive up natural gas prices, with EIA now projecting that the Henry Hub spot natural gas price will average $3.10/mmBtu in 2017 and grow to $3.45/mmBtu in 2018. Our coal-fired customer plants are expected to dispatch well at these prices. EIA now projects that electric power sector coal consumption will improve by 17 million tons in 2018 relative to 2016 levels as coal recaptures share from gas in the generation mix. Furthermore, EIA projects that year-end power plant coal inventories will remain below 150 million tons in both 2017 and 2018. In the more immediate term, Cyclone Debbie, which made landfall on March 28, 2017, has caused a substantial disruption in coal exports from Australia, with one of the country’s key rail lines impaired for approximately one month and recently re-opened at reduced capacity. We expect that this will help to support continued demand for our export products in the near-term, as international metallurgical coal spot prices have risen rapidly, and thermal coal demand could also see some benefit as more crossover tons move into the metallurgical market. We will continue to capitalize on our broad market reach and our low-cost, flexible operations to maximize margins as these market opportunities unfold.

Quarterly Distribution

During the first quarter, CNXC generated net cash provided by operating activities of $17.7 million and distributable cash flow1 of $14.9 million, yielding a distribution coverage ratio of 1.2x1. We note that our distribution coverage ratio calculation is based on the estimated maintenance capital expenditure of $9.0 million, while our actual cash maintenance capital expenditure for the first quarter was $2.0 million. Based on our current outlook for the coal markets and distributable cash flow generated during the quarter, the Board of Directors of the general partner, has elected to pay a cash distribution $0.5125 per unit to all limited partner unitholders and the holder of the general partner interest. The Board of Directors has also approved a full cash distribution of approximately $0.4678 per unit to the holders of the convertible Class A Preferred Units.  The distribution to all unitholders of the Partnership will be made on May 15, 2017 to such holders of record at the close of business on May 8, 2017.

Shelf Registration

On February 8, 2017, we filed a shelf registration statement with the Securities and Exchange Commission. Subsequently, the shelf became effective and allows CNX Coal Resources the flexibility to offer and sell, from time to time over a three-year period, in one or more public offerings up to a total aggregate of up to $750 million of: (i) common units representing limited partnership interests of the Company; (ii) preferred units representing limited partnership interest of the Company; and (iii) debt securities.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities of CNX Coal Resources or its subsidiaries.

Operations Summary

Our operations team delivered strong production volumes for the quarter despite two longwall moves at Bailey mine and tough geological conditions at Enlow Fork mine. With domestic and international demand remaining strong for most of the quarter, our marketing team was successful in lining up a near-record shipment schedule. The operations team took advantage of this opportunity and mobilized additional shifts during the weekends to deliver a strong first quarter production. Looking forward, we expect geological conditions at Enlow Fork mine to improve in the second quarter as we have moved past some of the most difficult geology and production is expected to normalize.

We sold 1.7 million tons of coal during the first quarter of 2017 compared to 1.3 million tons in the year ago period. The average realized price improved by 9% compared to the year-ago period, as the pricing on export shipments improved significantly. Our total cost of coal sold increased to $58.4 million during the first quarter compared to $43.6 million in the year-ago quarter driven primarily by higher coal sales volume. The average cost of coal sold1 in the quarter increased 4.1% to $34.52 per ton, compared to $33.16 per ton in the year-ago quarter. The increase in unit costs was driven by mobilization of additional resources for the development of longwall panels, demanding geological conditions at Enlow Fork mine and increased equipment maintenance compared to year-ago quarter. Despite this increase in our average cost of coal sold, our average cash margin per ton sold1 improved by 10.9% compared to the year-ago quarter due to higher average realized price.

		Three Months Ended
		March 31, 2017	March 31, 2016
Coal Production	million tons	1.7	1.4
Coal Sales	million tons	1.7	1.3
Average Realized Price	per ton	$46.80	$42.99
Average Cost of Coal Sold	per ton	$34.52	$33.16

Note: The Partnership has recast the above table to retrospectively reflect the additional 5% ownership of PAMC completed September 30, 2016 as if the additional ownership interest was owned for all periods presented.

Guidance and Outlook

Based on our current contracted position, production plans and outlook for the coal markets, we are increasing our sales volume and Adjusted EBITDA outlook compared to our previously announced guidance ranges for 2017 as follows:

•	Coal sales of 6.4-6.9 million tons

•	Adjusted EBITDA[2] of $95-$115 million

•	Maintenance capital expenditures of $30-$34 million

First Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the first quarter of 2017 financial and operational results, is scheduled for May 1, 2017 at 5:00 PM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.cnxlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-855-656-0928

Participant international dial in        1-412-902-4112

1 "Adjusted EBITDA", "Distribution coverage ratio", "Distributable cash flow", "Average cost of coal sold" and “Average cash margin per ton sold” are non-GAAP financial measures, which are reconciled to GAAP net income under the caption "Reconciliation of Non-GAAP Financial Measures"
2 CNXC is unable to provide a reconciliation of Adjusted EBITDA guidance to Net Income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

About CNX Coal Resources LP

CNX Coal Resources is a growth-oriented master limited partnership formed by CONSOL Energy Inc. (NYSE: CNX) to manage and further develop all of CONSOL’s active coal operations in Pennsylvania. Its assets include a 25% undivided interest in, and operational control over, CONSOL’s Pennsylvania mining complex, which consists of three underground mines and related infrastructure. More information is available on our website www.cnxlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 485-3133
miteshthakkar@cnxlp.com

Media:
Zach Smith, (724) 485-4017
zacherysmith@cnxlp.com

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs. Our costs exclude any indirect costs such as general and administrative costs and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs.

We define average cash margin per ton as average coal revenue per ton, net of average cost of coal sold per ton, less depreciation, depletion and amortization.

We define adjusted EBITDA as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards including phantom units under the CNX Coal Resources LP 2015 Long-Term Incentive Plan ("Unit Based Compensation"). The GAAP measure most directly comparable to adjusted EBITDA is net income.

We define distributable cash flow as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as unit based compensation, less net cash interest paid and estimated maintenance capital expenditures, which is defined as those forecasted average capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets. These estimated capital expenditures do not reflect the actual cash capital incurred in the period presented. Distributable cash flow will not reflect changes in working capital balances. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities.

The following table presents a reconciliation of cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2017	2016
Total Costs	$69,214	$55,982
Freight Expense	(3,070)	(3,269)
Selling, General and Administrative Expenses	(3,283)	(1,928)
Interest Expense	(2,457)	(1,978)
Other Costs (Non-Production)	(1,493)	(3,632)
Depreciation, Depletion and Amortization (Non-Production)	(550)	(1,558)
Cost of Coal Sold	$58,361	$43,617

The following table presents a reconciliation of average cash margin per ton for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended March 31,
	2017	2016
Total Coal Revenue	$79,112	$56,541
Operating and Other Costs	49,883	38,490
Depreciation, Depletion and Amortization	10,521	10,317
Less: Other Costs (Non-Production)	(1,493)	(3,632)
Less: Depreciation, Depletion and Amortization (Non-Production)	(550)	(1,558)
Total Cost of Coal Sold	$58,361	$43,617
Total Tons Sold	1,690	1,315
Average Sales Price Per Ton Sold	$46.80	$42.99
Average Cost Per Ton Sold	34.52	33.16
Average Margin Per Ton Sold	12.28	9.83
Add: Total Depreciation, Depletion and Amortization Costs Per Ton Sold	5.77	6.45
Average Cash Margin Per Ton Sold	$18.05	$16.28

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated. The table also presents a reconciliation of distributable cash flow to net income and operating cash flows, the most directly comparable GAAP financial measures, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2017	2016
Net Income	$14,066	$3,816
Plus:
Interest Expense	2,457	1,978
Depreciation, Depletion and Amortization	10,521	10,317
Unit Based Compensation	866	308
Adjusted EBITDA	$27,910	$16,419
Less:
Cash Interest	2,161	1,967
PA Mining Acquisition Adjusted EBITDA	—	3,365
Distributions to Preferred Units	1,851	—
Estimated Maintenance Capital Expenditures	8,989	6,700
Distributable Cash Flow	$14,909	$4,387

Net Cash Provided by Operating Activities	$17,662	$3,511
Less:
Interest Expense	2,457	1,978
Other, Including Working Capital	(12,705)	(14,886)
Adjusted EBITDA	$27,910	$16,419
Less:
Cash Interest	2,161	1,967
PA Mining Acquisition Adjusted EBITDA	—	3,365
Distributions to Preferred Units	1,851	—
Estimated Maintenance Capital Expenditures	8,989	6,700
Distributable Cash Flow	$14,909	$4,387
Distributions Declared	$12,228	$12,144
Distribution Coverage	1.22	0.36

Note: The above table reflects the additional 5% ownership of PAMC completed September 30, 2016 as if the additional ownership interest was owned for all periods presented.

Cautionary Statements

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: generation of sufficient distributable cash flow to support the payment of minimum quarterly distributions; changes in coal prices or the costs of mining or transporting coal; uncertainty in estimating economically recoverable coal reserves and replacement of reserves; our ability to develop our existing coal reserves and successfully execute our mining plans; changes in general economic conditions, both domestically and globally; competitive conditions within the coal industry; changes in the consumption patterns of coal-fired power plants and steelmakers and other factors affecting the demand for coal by coal-fired power plants and steelmakers; the availability and price of coal to the consumer compared to the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; our ability to successfully implement our business plan; the price and availability of debt and equity financing; operating hazards and other risks incidental to coal mining; major equipment failures and difficulties in obtaining equipment, parts and raw materials; availability, reliability and costs of transporting coal; adverse or abnormal geologic conditions, which may be unforeseen; natural disasters, weather-related delays, casualty losses and other matters beyond our control; interest rates; labor availability, relations and other workforce factors; defaults by our sponsor under our operating agreement and employee services agreement; changes in availability and cost of capital; changes in our tax status; delays in the receipt of, failure to receive or revocation of necessary governmental permits; defects in title or loss of any leasehold interests with respect to our properties; the effect of existing and future laws and government regulations, including the enforcement and interpretation of environmental laws thereof; the effect of new or expanded greenhouse gas regulations; the effects of litigation; and other factors discussed in our 2016 Form 10-K under "Risk Factors," as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

CNX COAL RESOURCES LP
EARNINGS SUMMARY
(Dollars in thousands)
(unaudited)

	For the Three Months Ended,
	March 31,
	2017	2016	Variance
Revenue:
Coal Revenue	$79,112	$56,541	$22,571
Freight Revenue	3,070	3,269	(199)
Other Income	1,098	(12)	1,110
Total Revenue and Other Income	83,280	59,798	23,482
Cost of Coal Sold:
Operating Costs	48,390	34,858	13,532
Depreciation, Depletion and Amortization	9,971	8,759	1,212
Total Cost of Coal Sold	58,361	43,617	14,744
Other Costs:
Other Costs	1,493	3,632	(2,139)
Depreciation, Depletion and Amortization	550	1,558	(1,008)
Total Other Costs	2,043	5,190	(3,147)
Freight Expense	3,070	3,269	(199)
Selling, General and Administrative Expenses	3,283	1,928	1,355
Interest Expense	2,457	1,978	479
Total Costs	69,214	55,982	13,232
Net Income	$14,066	$3,816	$10,250

Net Income Allocable to Limited Partner Units - Basic	$11,972	$2,448	$9,524
Net Income Allocable to Limited Partner Units - Diluted	$13,823	$2,448	$11,375

Adjusted EBITDA	$27,910	$16,419	$11,491

Distributable Cash Flow	$14,909	$4,387	$10,522

Net Income per Limited Partner Unit - Basic	$0.51	$0.11	$0.40
Net Income per Limited Partner Unit - Diluted	$0.50	$0.11	$0.39

Note: The Partnership has recast its consolidated financial statements to retrospectively reflect the additional 5% ownership of PAMC completed on September 30, 2016 as if the additional ownership interest was owned for all periods presented..

CNX COAL RESOURCES LP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

ASSETS	March 31, 2017	December 31, 2016
Current Assets:
Cash	$6,534	$9,785
Trade Receivables	25,028	23,418
Other Receivables	1,267	515
Inventories	12,716	11,491
Prepaid Expenses	3,517	3,512
Total Current Assets	49,062	48,721
Property, Plant and Equipment:
Property, Plant and Equipment	879,689	876,690
Less—Accumulated Depreciation, Depletion and Amortization	452,527	442,178
Total Property, Plant and Equipment—Net	427,162	434,512
Other Assets:
Other	19,341	21,063
Total Other Assets	19,341	21,063
TOTAL ASSETS	$495,565	$504,296

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$15,221	$18,797
Accounts Payable—Related Party	1,764	1,666
Other Accrued Liabilities	42,461	44,318
Total Current Liabilities	59,446	64,781
Long-Term Debt:
Revolver, Net of Debt Issuance and Financing Fees	194,068	197,843
Capital Lease Obligations	130	146
Total Long-Term Debt	194,198	197,989
Other Liabilities:
Pneumoconiosis Benefits	2,336	2,057
Workers’ Compensation	3,036	3,090
Asset Retirement Obligations	9,490	9,346
Other	453	463
Total Other Liabilities	15,315	14,956
TOTAL LIABILITIES	268,959	277,726
Partners' Capital:
Class A Preferred Units (3,956,496 Units Outstanding at March 31, 2017 and December 31, 2016)	69,151	69,151
Common Units (11,718,635 Units Outstanding at March 31, 2017; 11,618,456 Units Outstanding at December 31, 2016)	141,035	140,967
Subordinated Units (11,611,067 Units Outstanding at March 31, 2017 and December 31, 2016)	(7,624)	(7,631)
General Partner Interest	12,274	12,274
Accumulated Other Comprehensive Income	11,770	11,809
Total Partners' Capital	226,606	226,570
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$495,565	$504,296

Note: The Partnership has recast its consolidated financial statements to retrospectively reflect the additional 5% ownership of PAMC completed on September 30, 2016 as if the additional ownership interest was owned for all periods presented.

CNX COAL RESOURCES LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Cash Flows from Operating Activities:
Net Income	$14,066	$3,816
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	10,521	10,317
Loss on Sale of Assets	3	13
Unit Based Compensation	866	308
Other Adjustments to Net Income	224	220
Changes in Operating Assets:
Accounts and Notes Receivable	(2,362)	(4,527)
Inventories	(1,225)	(1,388)
Prepaid Expenses	(5)	563
Changes in Other Assets	268	(2,428)
Changes in Operating Liabilities:
Accounts Payable	(3,069)	(954)
Accounts Payable - Related Party	98	(2,670)
Other Operating Liabilities	(1,860)	60
Changes in Other Liabilities	137	181
Net Cash Provided by Operating Activities	17,662	3,511
Cash Flows from Investing Activities:
Capital Expenditures	(2,030)	(3,225)
Proceeds from Sales of Assets	—	20
Net Cash Used in Investing Activities	(2,030)	(3,205)
Cash Flows from Financing Activities:
Payments on Miscellaneous Borrowings	(26)	(12)
Net (Payments on) Proceeds from Revolver	(4,000)	15,000
Payment for Unitholder Distributions	(14,050)	(12,144)
Tax Cost from Unit-Based Compensation	(807)	—
Net Change in Parent Advances	—	(550)
Net Cash (Used in) Provided by Financing Activities	(18,883)	2,294
Net (Decrease) Increase in Cash	(3,251)	2,600
Cash at Beginning of Period	9,785	6,534
Cash at End of Period	$6,534	$9,134

Note: The Partnership has recast its consolidated financial statements to retrospectively reflect the additional 5% ownership of PAMC completed on September 30, 2016 as if the additional ownership interest was owned for all periods presented.